UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2014

Sunshine Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-194501	30-0831760
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

102 West Baker Street, Plant City, Florida	33563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 752-6193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events

On July 9, 2014, Sunshine Bancorp, Inc. (the “Company”), a Maryland corporation and the proposed holding company for Sunshine State Federal Savings and Loan Association (the “Bank”), announced that it intends to close the mutual-to-stock conversion of the Bank and stock offering of the Company on July 14, 2014. The shares of common stock of the Company are expected to begin trading on the Nasdaq Capital Market on July 15, 2014 under the ticker symbol “SBCP.”

The Company also announced that it intends to sell 4,232,000 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $42.3 million. The offering was oversubscribed in the first category of the subscription offering by eligible account holders as of September 30, 2012.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Bank’s Plan of Conversion.  Neither supplemental eligible account holders as of March 31, 2014, nor other members of the Bank as of April 30, 2014 will have their orders filled. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press Release dated July 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BANCORP, INC.

/s/ J. Floyd Hall
Date: July 9, 2014	By:	J. Floyd Hall
President and Chief Executive Officer